UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 4

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2013

WINDAUS GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

WYOMING	0-54360	98-0178621
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

819 Buckeye Street North Vernon, Indiana 47265
(Address of Principal Executive Offices)

(812) 953-1481

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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EXPLANATORY NOTE ON AMENDMENT

This amendment to our current report on Form 8-K is being filed to incorporate changes to the current report on Form 8-K (the “Form 8-K”) filed by us on May 22, 2013, as amended on August 16, 2013, and October 2, 2013 , in response to comments received from the Securities and Exchange Commission (the “SEC”) as a result of the SEC’s review of the Form 8-K. Unless otherwise disclosed herein, the disclosures contained herein have not been updated to reflect events, results or developments that have occurred after the original filing of the Form 8-K, or to modify or update those disclosures affected by subsequent events unless otherwise indicated in this report. This amendment should be read in conjunction with our filings made with the SEC subsequent to the filing of the Form 8-K, including any amendments to those filings.

Forward Looking Statements

This Current Report on Form 8-K and other reports filed by registrant from time to time with the Securities and Exchange Commission (collectively, the “Filings”) contain or may contain forward-looking statements and information that is based upon beliefs of, and information currently available to, registrant’s management, as well as estimates and assumptions made by registrant’s management. When used in the Filings, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to registrant or registrant’s management identify forward-looking statements. Such statements reflect the current view of registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this Current Report on Form 8-K entitled “Risk Factors”) relating to registrant’s industry and registrant’s operations and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this Current Report on Form 8-K. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this Current Report on Form 8-K to conform our statements to actual results or changed expectations, or the results of any revision to these forward-looking statements.

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Item 1.01 Entry Into A Material Definitive Agreement

Rescission Agreement

On or about November 27, 2012, Windaus Global Technology Inc., a Wyoming corporation formerly known as Blue Star Entertainment Technologies, Inc. (“Windaus” or the “Company”) entered into that certain Share Exchange Agreement (the “Original Share Exchange”), by and among the Company, Windaus Global Energy, Inc., a company incorporated pursuant to the laws of the Province of Ontario (“OpCo”) and Maurice and Judy Dechamps, the sole shareholders of OpCo, who are represented by David Worrall (the “Shareholder”), pursuant to which the Company was to acquire all of the outstanding shares of OpCo (the “Opco Stock”) in exchange for the right to receive 36 million shares of the Company’s common stock (the “Windaus Stock”). Prior to the Original Share Exchange, the Company had approximately 24 million shares of common stock issued and outstanding and no shares of preferred stock. For a further discussion of the Original Share Exchange, please refer to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 4, 2012.

Subsequent to the execution of the Original Share Exchange, on or about December 4, 2012, the Company entered into that certain Technology Transfer Agreement (the “Technology Transfer Agreement”) by and between the Company, as buyer, and OpCo, as seller, whereby the Company sought to acquire certain patent rights and other technology owned by OpCo in exchange for the issuance of approximately 36 million shares of common stock of the Company, and mutually cancel and rescind the Original Share Exchange together with the obligation to issue shares of common stock thereunder. For a further discussion of the Technology Transfer Agreement, please refer to the Company’s Current Report on Form 8-K, filed with the SEC on February 13, 2013.

Effective on May 22, 2013 (the “Closing Date” or the “Closing”), the Company entered into that certain Rescission Agreement (the “Rescission Agreement”) by and among the Company, OpCo and the Shareholder. Pursuant to the terms of the Rescission Agreement, the Company has confirmed and ratified the rescission of the Original Share Exchange and the Shareholder agreed to surrender the Windaus Stock held by it, if any, to the Company for cancellation and cancel or terminate any instructions to issue shares to any other recipients, and the OpCo Stock will be returned by the Company to the Shareholder. Furthermore, under the Rescission Agreement, the Technology Transfer Agreement was canceled and terminated and any assets transferred to the Company by OpCo pursuant thereunder were transferred and conveyed back to OpCo.

The above description of the Rescission Agreement does not purport to be complete and is qualified in its entirety by reference to the Rescission Agreement, which is attached hereto as Exhibit 2.1 to this Current Report on Form 8-K.

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Share Exchange Agreement

Simultaneously on the Closing Date, the Company entered into that certain Share Exchange Agreement (the “New Share Exchange Agreement”) by and among the Company, WindStream Technologies, Inc., a California corporation (“WindStream”) and certain shareholders of WindStream (the “WindStream Shareholders”). Pursuant to the New Share Exchange Agreement, the Company agreed to exchange the outstanding common and preferred stock of WindStream held by the WindStream Shareholders for shares of common stock of the Company on approximately a 1:25.80 basis. At the Closing there were 955,000 shares of WindStream common stock and 581,961 shares of WindStream preferred stock outstanding. In addition, at the Closing WindStream had outstanding options to purchase 205,000 shares of common stock. Pursuant to the New Share Exchange Agreement, the shares of WindStream common stock and (preferred stock were exchanged for approximately 39,665,899 new shares of the Company’s common stock, par value of $0.001 per share.  Also approximately 13.4 million shares are reserved for the options to be exercised in the future under WindStream’s stock option plan. At the Closing, the Company had approximately 24 million shares of common stock issued outstanding and no preferred stock. As of the Closing, the holders of the majority shares of common and preferred stock of WindStream exchanged their shares into a majority of the shares of the then issued and outstanding shares of the Company’s common stock.

WindStream was originally established in 2008 as a California “C” corporation by Daniel Bates and there was no prior relationship between Mr. Bates or WindStream or any of its officers or directors, on one hand, and the Company or any of its officers or directors, on the other hand.

The negotiations between the Company and WindStream began in late February 2013, although no term sheet, letter of intent or other expression or memorialization of terms was executed until the New Share Exchange Agreement was executed and delivered. The share exchange ratio was determined by negotiation and without reference to any third party valuation of either entity. The boards of directors of each company considered the current stock price of Windaus Global Energy, Inc., the current revenues and earnings of each company and the business prospects of each company in establishing the exchange rate in the share exchange.

The transaction for which the Form 8-K was filed on May 28, 2013, and the Form 8-K/A was filed on August 16, 2013, was a share exchange and not a merger of two entities. As a result, shareholder approval was not required for the business combination. As is reflected in the New Share Exchange Agreement, the two companies, Windaus Global Energy, Inc. and WindStream Technologies, Inc. were neither merged nor consolidated. The WindStream Technologies, Inc. shareholders simply exchanged their shares for common shares of Windaus Global Energy, Inc. Both companies are still in existence, have their separate tax ID number, etc. and no plan of merger or related documents were filed with the relevant Secretary of State to consummate the transaction. Neither California law (in the case of WindStream Technologies, Inc.) nor Wyoming law (in the case of Windaus Global Energy, Inc.) required that these entities obtain shareholder approval for this type of share exchange transaction.

As a result of the New Share Exchange Agreement and the other transactions contemplated thereunder, WindStream is now a majority owned subsidiary of the Company. The share exchange is accounted for as a reverse merger with Windstream being the accounting acquirer.

The above description of the New Share Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the New Share Exchange Agreement, which is attached here to as Exhibit 2.2 to this Current Report on Form 8-K.

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Consulting Agreements

Prior to the Original Share Exchange, Opco entered into a consulting agreement with 9595 Wilshire Group Inc. for financial advisory and merger and acquisition consulting services, including making introductions to a public vehicle for the share exchange transaction, and making introductions to potential merger and acquisition targets. In exchange for such services, the consultant was issued approximately 3.86 million shares of common stock prior to the Closing Date.The amount of such shares was determined by Opco. The Company honored Opco’s obligation under the agreement to issue shares, but the consulting agreement is no longer in effect and has no continuing payment obligations.

We entered into a consulting agreement with Caro Capital on April 30, 2013, pursuant to which Caro Capital shall (a) provide the Company with corporate consulting services on a best efforts basis in connection with introductions to other financial relations companies and other financial services; (b) contact the Company’s existing shareholders, responding in a professional manner to their questions and following up as appropriate; and (c) introduce the Company to various securities dealers, investment advisors, analysts, funding sources and other members of the financial community with whom it has established relationships, and generally assist the Company in its efforts to enhance its visibility in the financial community. Caro Capital has sole responsibility for any and all expenses related to the provision of such consulting and introductory services. In consideration of such services, we issued to the consultant 500,000 shares of common stock for a for a total purchase price of two hundred dollars ($200.00). No other consideration is payable and we do not believe that this agreement was material to the Company. The Agreement was for a period of six months from the date thereof and therefore is terminated as of October 30, 2013..

Subscription Agreements

On June 1, 2013, WindStream entered into subscriptions agreements with five accredited investors for the issuance of convertible promissory notes in the aggregate principal amount of $550,000. The notes bear interest at 8% and are due on June 1, 2014. A default interest rate equal to 12% will apply in the event of default. The notes may be pre-paid at any time. The notes are convertible at any time prior to payment in full at the sole option of the holders thereof into shares of common stock at a conversion price of $0.25 per share. The conversion price will adjust in the event of stock dividends, splits and the like. Events of default include failure to make timely payments of principal or interest and certain events of bankruptcy and insolvency. In addition, warrants were issued together with the notes entitling the holders to purchase up to an aggregate of 1.6 million shares of common stock of the Company at $0.25 per share. The accompanying warrants are exercisable until June 30, 2106. The exercise price will adjust in the event of stock dividends, splits and the like. The warrants may be exercised for cash only. Piggy-back registration rights were are also granted with respect to the warrant shares. The proceeds of the note and warrant offering was used by the company for general working capital purposes. There was no prior affiliation between the company and the note holders. Each note holder is an accredited investor, as such term is defined in the Securities Act.

The above descriptions of the notes and the warrants do not purport to be complete and are qualified in their entirety by reference to the notes and the warrants, which are attached here to as Exhibit 4.1 and Exhibit 4.2 to this Current Report on Form 8-K, respectively.

In May, 2013 the Company issued 3.86 million shares to a consultant in connection with the provision of consulting services to Opco, and on April 30, 2013, the Company issued 500,000 shares to a consultant in connection with the provision of investor relations and public relations services. The former consulting agreement is no longer in effect, and the later contains no continuing material payment obligations and is not material to the Company.

On July 4, 2013, the Company entered into subscription agreements with an accredited investor for the issuance of 5 million shares of common stock at $0.05 per share, for an aggregate purchase price of $250,000.

On July 30, 2013, the Company entered into subscription agreements with an accredited investor for the issuance of 1.4 million shares at $0.25 per share together with warrants to purchase 1.4 million shares at $0.50 per share for an aggregate purchase price of $350,000.

On July 31, 2013, the Company entered into subscription agreements with an accredited investor for the issuance of 400,000 shares at $0.25 per share together with warrants to purchase 100,000 shares at $0.50 per share for an aggregate purchase price of $100,000.

On August 5, 2013, the Company entered into subscription agreements with an accredited investor for the issuance of 200,000 shares at $0.25 per share together with warrants to purchase 50,000 shares at $0.50 per share for an aggregate purchase price of $50,000.

On August 13, 2013, the Company entered into subscription agreements with an accredited investor for the issuance of 800,000 shares at $0.25 per share together with warrants to purchase 200,000 shares at $0.50 per share for an aggregate purchase price of $200,000.

On or about August 30, 2013, the Company entered into subscription agreements with three (3) accredited investors for the issuance of 920,000 shares at $0.25 per share together with warrants to purchase 830,000 shares at $0.50 per share for an aggregate purchase price of $230,000.

On September 6, 2013, the Company entered into subscription agreements with three accredited investors for the issuance of 320,000 shares at $0.25 per share together with warrants to purchase 320,000 shares at $0.50 per share for an aggregate purchase price of $80,000.

On September 11, 2013, the Company entered into subscription agreements with an accredited investor for the issuance of 36,000 shares at $0.25 per share together with warrants to purchase 36,000 shares at $0.50 per share for an aggregate purchase price of $9,000.

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Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

As more fully described in Item 1.01 above, the Rescission Agreement confirmed and ratified the cancellation of the Original Share Exchange, which was purported to be previously rescinded by the Technology Transfer Agreement, and canceled and terminated the Technology Transfer Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

As described in Item 1.01 above, on May 22, 2013, the Company entered into a New Share Exchange Agreement which resulted in WindStream becoming our majority-owned subsidiary.

BUSINESS OF WINDSTREAM

Overview

WindStream was established in 2008 to develop, produce and sell a cost effective, wind energy solution focused on the urban setting. WindStream’s management is comprised of seasoned entrepreneurs with extensive experience in building and operating businesses. Collectively, the Company believes that management has the vision as well as experience in technology, science, engineering, the sustainability sector, financial management and sales and marketing to execute on its business plan. WindStream’s mission is to address the issues of building permits, costly installation processes, restrictions on the size of wind turbines, as well as concerns about noise and environmental safety, which management believes has prevented the widespread use of urban wind systems. The American Wind Energy Association reported in 2010 that 90% of all urban wind installations do not move forward due to these issues. In order to define the technology needed, the principals of WindStream consult with wind and fluid dynamics experts from Purdue University, University of Louisville, University of New Hampshire, University of California, Los Angeles, as well as various product designers. The Company has formed alliances with key industry personnel and Universities to expand and execute its technology development and its patent portfolio. WindStream has added key members to its Advisory Board who are on the leading edge of these technologies and business sectors, and are well known and well versed in the Clean-Tech and alternative energy businesses. These and other efforts resulted in WindStream’s TurboMills® and SolarMills® platforms, which are intelligently designed, cost effective, environmentally friendly and conform to existing building codes. WindStream’s products have been designed to supplement the consumer’s traditional utility company provided electrical power supply or provide a distributed energy solution to those that are not grid connected. The goal is to enable individuals, communities and businesses to incrementally reduce their total dependency on the grid and reduce their electrical costs. TurboMills® and SolarMill® offer a smart, low cost and sound solution to the overall grid and fossil fuel-dependency, providing consumers ways to convert to using a clean renewable energy source to supplement current electrical usage.

WindStream’s original concept was to create a small wind product (defined as 100KW or less) that could be easily deployed in typical city settings (i.e., an “urban setting”). These “urban settings” are population centers characterized by high population density and the accompanying elements thereof, such as multi-story buildings, high density housing, small building lots for residential housing and the existence of above ground power and communication lines. As a result, these areas typically have roof top surface and building height and codes that must be considered in the installation of wind turbine systems. The term “urban settling” is quite broad in that it includes large cities such as Los Angeles, San Diego, Chicago and New York with population densities of several thousand people per square mile, as well as many smaller cities throughout the country, such as Laramie, Wyoming, with population densities of only a thousand or so per square mile. Although estimates vary, according to the United States Census Bureau, over 80% of Americans live in metropolitan areas. Metropolitan areas are usually synonymous with what people consider "cities". In these urban settings, residents who seek ways to reduce energy costs and purchase socially responsible products, must consider the applicable building codes, while in more rural communities, residents may construct much larger devices due to the tact that they are not in close proximity to their neighbor and not subject to the same building code restrictions as those found in a more densely populated area. These codes vary from city to city, and our customers are encouraged to review the applicable building codes in their area, but generally these building codes include, among other things, power capacity limits, height limits, blade rotation speed limits, operational noise limits, and minimum distance from power and communication line requirements. While no single product can comply with all applicable regulations regarding rooftop installations, we believe that our products comply with many current applicable building codes and that many of our customers will be able to obtain building permits to install our products by complying with applicable permit processes and without significant construction or alteration of their home/facility. Our clients are responsible for determining if installation of our products complies with codes and regulations applicable to them and for applying for and obtaining all necessary permits.

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A brief timeline of our corporate accomplishments is set forth below:

The Company is focused on developing smart technology solutions for renewable energy generation based on the TurboMills® building-block concept. Our SolarMill® and TurboMill® products are a low-cost, highly efficient means of harnessing renewable energy resources in urban and rural environments.

The TurboMill® is a modular, renewable energy system designed and optimized for both on and off grid applications. The products’ modular concept is unique, intelligent, efficient and flexible. It utilizes 3 low-profile (one meter tall) turbines mounted on a single base which can be interconnected to maximize wind energy production in low and turbulent wind environments, commonly found in urban settings. TurboMills® are highly efficient and produce power from wind speeds as low as four (4) mph. The Company’s patented platform is a cost-effective and highly efficient distributed energy solution currently unmatched in the marketplace.

Utilizing the same mounting structure, electronics and inverters as the TurboMill®,the SolarMill® allows customers in low wind environments to improve their return on investment and access a greater amount of clean, renewable energy. The return on investment, or ROI, for a customer is generally the value of ownership of our products, in terms of energy cost savings, rebates and the like, less the cost of the product. The ROI the customer will experience depends on several factors and varies from installation to installation. The main drivers affecting ROI are the users cost of utility supplied energy and the available renewable resources at the installation site. In the US the average cost of electricity is $0.12 kWh, in Jamaica, that same kWh costs $0.43, so the Jamaican customer will have a 4 times faster payback, approximately. The cost of the device also must be considered in calculating the ROI and we believe that our products are the least expensive renewable energy devices on the market today.

The available resources also play an important factor in the calculation of the ROI, the more sun and wind available, the more energy that will be created and the quicker the payback. We recommend a solar irradiance factor of 4 hours per day or more and a wind speed of 4-5 meters per second. Estimates of wind power density are often presented as wind class, ranging from 1 to 7, such as in the Wind Energy Resource Atlas of the United States, with Class 1 having a speed of 0-4.4 meters per second and class 7 having a speed of 7-9.4 meters per second. As stated, our equipment is designed for wind speeds as low 4-5 meters per second, which is in classes 1 and 2.

The Company believes that TurboMills® andSolarMills® will have a significant impact the quality of life for people around the world that do not have access to energy. In addition, we believe that cities, states, businesses, schools, institutions, the military, and individual homeowners can use our products as an affordable way to reduce their energy costs and lower their carbon footprint.

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Pricing

The TurboMill and SolarMill products have each been developed to be a very simple system to assemble and install, along the lines of a do-it-yourself “kit.” In doing so, the Company has needed to ensure that the manufacturing process mimics this design methodology to continually reduce costs wherever possible. A vertical manufacturing plan is typical in our market segment and integral to our plans. Also, due to the recent onset of volatility of rare earth metals, and specifically the neodymium market, it has become critical to establish a manufacturing strategy that provides control, security, and cost stability.

We have taken and continue to take steps to establish a vertical manufacturing process and reduce manufacturing costs. We are internalizing many processes to grow vertically and remove our dependence on contract manufacturing. Coatings and extrusions (secondary and tertiary processes) have been brought in house, which reduced our Bill Of Materials (BOM) significantly. We plan to continue to increase vertical integration, standardization, Kaizen, and Kanban practices in order to continue to reduce our production costs. Refinements to how the generators are made to how the supporting frames are crafted to the paint line and final assembly are all considered and assessed in order find ways of reducing labor time and subsequently, cost. We plan to add to our manufacturing lines during the next twelve month to increase our throughput and drive costs lower. These planned improvements will include a “pre-paint” cleaning bath to remove oils and contaminants that come from the stamping process - currently all parts are manually cleaned. A new frame has been designed and is being tested now that will reduce the number of welds required for frame fabrication - this new frame will only need a bending jig manufactured which could dramatically reduce the time to construct a TurboMill or SolarMill frame. A TurboMill® is comprised of roughly 90 components (not including all the populated components in our controller board). Of these components, approximately 50% have proprietary tooling that has been developed and procured to meet production demand. Additional tooling may, in some cases, reduce labor costs or piece part pricing from our suppliers. For example, the tool to create the turbine blade, which has many stations and features as it works its way through the metal stamping process, includes some features in the process that require a “hand transfer” (moving the part from one machine to the next). Additional tooling will be made that will fit into the progressive die and negate the need for the hand transfer, driving down labor costs and adding efficiencies. This same methodology will be implemented on all of the parts that the Company has contracted for and will significantly reduce the points of labor that go into the production costs of the products. Bulk buying of other raw materials can reduce cost and that reduction may be reflected in the price the Company charges for all of its products.

Our initial short run of 500 units, with a 30 day lead time, resulted in a BOM for a TurboMill® of roughly $694. This pricing was required to meet sales opportunities and the current customer demand. By the end of the first 500 unit production run, the cost on a per unit basis has dropped to approximately $460 with higher volume purchasing and longer lead times for delivery. Within the next six to twelve months, subject to increased sales volume, we anticipate further reduction in the BOM to approximately $379. Over a longer period, if we are successful in increasing volume by establishing a global procurement and assembly matrix, we believe that we will have the opportunity to reduce the cost of goods sold further, with the ultimate goal of reduction to approximately $300. The graph below tracks our internal calculation of the BOM of our products as we moved from our prototypes in early 2011 to the current fifth generation of our products:

The TurboMill and SolarMill would benefit equally in reductions in the BOM, but we can provide no assurance, however, that such improvements will be made, or the amount by which any such improvements would lower the BOM. In addition, as the Company increases its sales volume and needs to purchase additional raw materials the cost of these materials may be driven down with the additional purchase power, which could also reduce the BOM. Price adjustments to the TurboMill and SolarMill will be reduced when, as and if the BOM is reduced. Our pricing will be revised continually as the Company our sales increase and our BOM is adjusted due to our cost cutting efforts.

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Suppliers/Manufacturers

The WindStream manufacturing philosophy is based upon the Toyota Production Systems (TPS). The TPS goal is simple by design but the Company’s believes that it will completely differentiate our product from the entire renewable energy market. WindStream production scheme is based on the same “economies of scale” utilized by the automotive and appliance industries.

The Company has not committed to any single manufacturer for exclusive rights to produce the components needed to manufacture the TurboMill or SolarMill. Instead, we have many relationships with contract manufacturers that will be expanded upon as we move forward. WindStream developed its products utilizing a design philosophy for its generator, turbine and base that takes advantage of existing materials and components that could be procured from multiple vendors through an established supply chain. We have also invested in the necessary tooling from which many of our component parts are created, stamped, injection molded, thermoformed etc. This gives the Company to ability to move the needed tooling to the chosen manufacturer whenever there is a concern of the Company’s or better pricing is available from a different vendor. For example, the turbines are currently made by a manufacturer in Chicago, Lindy Manufacturing. The tool to create the turbine blade is a progressive tool that is customized for production of our products and can be moved to one or more manufacturers without materially interrupting our manufacturing process. This multiple sourcing model is well known in the manufacturing industry an as such has allowed the Company to forego the need for long term contracts locking the Company into an agreement and pricing structure that may become more favorable later. As a result, the Company anticipates that it will benefit from declining component costs over time as sales volumes increase. The Company has undertaken a comprehensive search to identify the network of suppliers it will utilize for its low-and high-volume of production needs. At this time, the Company does not anticipate having a sole source provider for any critical component.

We have no long term contracts with any manufacturer, however we have committed to a purchase from Montrow Tool & Machine Inc., a local manufacturer, for the manufacturing of 15,000 generators and all the disciplines needed to construct these products as a “sub-assembly” to the final production. This Purchase Order with Montrow is for an aggregate purchase price of $550,000, payable in 4 installments following certain manufacturing milestones. We believe that loss of any manufacturer, including Montrow, would not be material to our business or results of operations.

WindStream performed system assembly and pre-production tests at its New Albany, Indiana facility. This location served as the Company’s first assembly and distribution location during its initial operating phase. During 2012, the scale of operations increased, and WindStream established a manufacturing facility in North Vernon, Indiana, which is strategically located among some of the world’s best manufacturing and service facilities. This offers the Company the ability to utilize a vast majority of the same tooling and supply facilities that feed GM, Toyota, Honda, Ford, and GE operations. We are also able to reach an employee pool of highly trained tooling and service professionals. These supply and service industry professionals and facilities are seeking to diversify their customer bases to increase their reach into the sustainability industry. We believe that our competitors are not afforded the same opportunity due to location and proximity of the vendor supply base. The Company believes that its facility in North Vernon is sufficient to meet anticipated current production needs. The Company will align with international partners that possess the necessary capabilities for assembly, test and distribution, both in the U.S. and in foreign markets as necessary. The Company has sourced all of the component parts needed for manufacturing from multiple suppliers so that there cannot be disruption to production schedules.”.

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The Wind Energy Industry

Wind energy is abundant, renewable and clean. The World Wind Energy Association reported in [20--] that the availability of wind power in the atmosphere is five times greater than the world’s current energy consumption in all forms per year; yet wind energy currently produces approximately just 1% of the world’s electricity use. Global initiatives to reduce greenhouse gas emissions (“GHG”) combined with the need to become less dependent on fossil fuels to generate power are challenging both public and private sectors worldwide to explore and increase the use of renewable energy sources (solar, wind, waste, etc.). The U.S Department of Energy recently issued a report, “Energy Efficiency and Renewable Energy” (March 12, 2008), outlining initiatives with the goal of having the United States produce 20% of its electrical energy requirement using wind power by the year 2030. The Company believes that worldwide government support coupled with numerous incentives such as subsidies, tax credits and research grants will encourage both public and private sectors to engage and drive significant capital investment into the renewable energy space. Moreover, this movement will challenge the entire renewable energy community to explore more cost-effective and efficient solutions, forge innovations in technologies, and create many new and exciting business opportunities.

The Global Wind Energy Council reports that the global wind power generating equipment market is estimated to be worth approximately $36 billion per. The wind power market is currently divided into two major categories:

1. Large-scale wind farms; and

2. Small-scale wind systems.

Large-Scale Wind

Large-scale wind farms involve substantial capital outlays - the average cost of each turbine ranges from $2.2 million to $2.5 million, excluding infrastructure development costs, such as land acquisition and construction. Nonetheless, in economic terms wind energy makes for a compelling investment due to low maintenance and operating costs, equipment and components with at least 20 years of useful life, and clean power output. In addition, government subsidies and incentives to build infrastructures and facilities that can generate clean power and transmit it to the power grid are drawing huge investment dollars and large players like General Electric, Siemens AG, Mitsubishi, United Technologies, and PacifiCorp (controlled by Warren Buffett’s Berkshire Hathaway), among others, to the wind energy marketplace.

Small-Scale Wind and the Urban Environment

The Company believes that the small wind marketplace is rapidly growing and that we offer a unique product design as a low cost, small footprint solution. According to a study by the American Wind Energy Association published in 2009, the US market for small wind turbines – those with capacities of 100 kW and under – grew 78% in 2008 with an additional 17.3 MW of installed capacity. The Association projected in a 2008 study a 30-fold growth within as little as five years, despite a global recession, for a cumulative US installed capacity of 1,700 MW by the end of 2013.

Small wind systems with capacities of 100kW or less are most commonly used as supplemental sources to power homes, farms and small businesses in remote or isolated communities where access to the power grid is limited or non-existent. In many of these hard-to-reach or “off-grid” communities, where the predominant form of power supply comes from diesel or gasoline generators, small wind turbines have often served as supplemental sources to displace diesel fuel consumption costs.

WindStream will focus on Class 2 and Class 3 areas of wind power generation. These “small wind” areas cover over 94% of the U.S. Coastal areas, which are population centers, typically have consistent winds for a long period of time and can therefore generate even more power from the same products. “Good wind areas, which cover 6% of the contiguous U.S. land area, have the potential to supply more than one and a half times the current electricity consumption of the United States,” according to an Infinite Energy Resources LLC report in 2013.

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Decentralized Power Generation

The ability to generate power and use it on-site or locally is the definition of “Decentralized Power Generation” or power generation that is not supplied by a centralized utility grid. The Company believes that this is how much of the energy needs of hundreds of millions of people will be served in the future because traditional power companies will not run expensive power transmission lines to remote or rural areas to service a small population. More and more, these needs will be met with small-scale distributed solutions. We believe that the development of this market will be similar to the rise of the mobile phone negated the need for expensive infrastructure in the form of transmission lines, distributed energy solutions will follow the same model whereby individuals can now produce their own power at a fraction of the cost of a more traditional delivery system.

Additionally, here in the U.S. and in Europe, utilities are being driven by public policy, Renewable Portfolio Standards (RPS) to increase their capacity for renewable resources. Many States have already mandated that utilities secure at least 20% of their energy portfolio from renewable resources. We believe that this energy will be derived primarily from urban energy collection. We do not believe that the large “big wind” solar arrays and wind farms provide a solution because they are expensive and have a high cost of transmission to urban areas. We believe that the most important aspect to urban energy collection is the ability to generate electricity that can be directly consumed at the site of generation. This means that the electricity produced is being effectively used by the consumer at the point of generation, which is significantly less expensive. WindStream’s Products address the problem of transmission by decentralized power generation or point of use generation, via wind and solar power. The Company’s Products cost effectively harness renewable resource and provide benefit to consumers and entities that are focused on accessing and delivering clean energy solutions.

Government Initiatives/Regulation

Federal

Currently there is no Federal-level regulation that specifically controls the sale, distribution and installation of small wind turbines beyond general small business regulations. The Public Utility Regulatory Policies Act of 1978, or PURPA, requires utilities to interconnect and purchase energy from small wind systems. Individual utilities are permitted to regulate that process.

There is a Federal tax credit available to installers of small wind systems. Owners of small wind systems with 100 kW of capacity and less can receive a credit for 30% of the total installed cost of the system, not to exceed $4,000. The credit was available beginning October 3, 2008, the day the bill was signed into law, through December 31, 2016. For turbines used for homes the credit is additionally limited to the lesser of $4,000 or $1,000 per kW of capacity.

The American Recovery and Reinvestment Act of 2009 allocated $18.5 billion to fund “Energy Efficiency and Renewable Energy.” In an important step toward realizing the goals set forth by President Obama, the Department of Energy (DoE) has stated that this renewed interest in alternative energy has led the government to look for innovative companies and technologies that can meet the challenges set forth by the administration. One such goal is to find solutions for the supplementation of residential power needs through the use of solar and wind power. Per the DoE, “we are looking for any augmentation of power, using wind as the source that can offset as little as 5% of a home’s power requirement.”

State and Local

Each state is responsible for regulating the sale, installation and interconnection of alternative energy within their state. There are currently several state level renewable and efficiency incentive programs, as outlined in The Database of State Incentives for Renewables and Efficiencies at www.dsireusa.org.  Although we do not believe that our products qualify for any state incentive programs currently, we are directing research and development efforts at product revisions that could allow for certification for potentially several state incentive programs.  We can not, however, provide any assurances that we will be able to qualify for such state incentives.  We currently sell our products primarily to customers such as municipalities and educational institution that have not expressed interest in incentive programs.  If we can obtain state certifications in the future, we may be able to sell our products to customers for whom state incentives are necessary to achieve their targeted return on investment in our products.  In addition, state and local incentive programs are being developed rapidly and we believe that such programs in the future will target and benefit wind energy technologies such as ours, although no assurances can be given as the timing or effectiveness on our business of any such programs, if any.

The Company is currently pursuing all sources of government and institutional support in its effort to fully capitalize, market, and promote the Company and its products, including now existing relationships with the Department of Energy, Department of Commerce, the State Department, the World Bank, OPIC, IADB, and EXIM Bank.

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Sales, Marketing, and Distribution

WindStream entered the market with its initial product the TurboMill® and the Company will continue to develop and introduce a suite of products for customers looking to cost effectively reduce their energy costs and overall carbon footprint. These products are powered by “small wind” (Class 2, 3) – typically, wind speeds of 6 meters/sec (13 mph) or below. With ease of installation and a wide variety of uses, TurboMills® can be placed anywhere there is a source of wind power. This power can then be harnessed and converted into a sustainable energy resource.

WindStream is planning to outsource both the installation as well as ongoing maintenance of installations as required. As a result of the interest in renewable energy solutions, we believe that there is a ready network of wind power installer and maintenance providers who can accommodate the Company’s installation requirements on an ad hoc basis. As the Company continues to scale, we will explore the cost benefit of creating an “in house” resource to manage installations and maintenance.

WindStream is marketing its products and technology solutions to these initial markets:

1.	Developing Nations: TurboMills® and SolarMills® provide a low-cost distributed energy solution including self-contained batteries, a charging port for cell phones, a photovoltaic capture accessory and more;

2.	Municipalities: City, state and foreign environmental authorities have mandated the reduction of greenhouse gas emissions from their buildings;

3.	Military/Government: The US Army has a goal of “net-zero energy” consumption by 2030 for all its military bases, installations and residences domestically/internationally. US Gov. buildings must achieve 30% energy efficiency by 2015;

4.	Institutions: Schools, hospitals, museums, universities, sports stadiums and other structures can reduce their daily energy consumption where traditional wind and solar solutions cannot fit;

5.	Corporations/Small Businesses: TurboMills® enable businesses to harvest HVAC exhaust, “wind canyon” effects, and other urban wind energy to reduce their energy use and carbon footprint;

6.	Residential Customers: Sold directly to consumers, through big box retail outlets for simple, permit-free DIY installation or through professional energy appliance installers;

7.	Telecom Companies: Provide a cost-effective distributed energy solution to cellular towers and repeaters for off-grid areas enabling Telecom’s to reduce costs and the CAPEX and OPEX of costly diesel generators. In on-grid areas this type of installation improves the Telecom’s quality of service as a fall-back energy solution when the grid is unstable or non-existent; and

8.	Highway-Energy Harvesting: TurboMills® placed on center dividers of highways can create new revenue opportunities for state, local and private highway operators, generating an estimated 1MW from vehicle drafts over three miles.

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The Company has entered into two distribution agreements: HG Energy for Italy and select countries in the EU and Jamaica Public Service Company (JPSCo) for exclusive rights to distribute the products throughout the Caribbean. Forms of these distributions agreements are attached as Exhibits 10.1 and 10.2 , respectively, to this Form 8-K . Pursuant to these agreements, the distributor may order products from WindStream and the distributor is responsible for all sales and marketing costs and any associated service and maintenance. The products will be ordered under a Purchase Order, and WindStream agrees to delivery dates and then the products are paid for with deposit and final payment FOB Indiana. These agreements have not yet resulted in material purchases or orders. There are several other territories in which similar distribution agreements are being negotiated: India, UAE, Japan, Brazil, Peru, Mexico.

Developing Nations Market

There are many countries and regions in the world with limited access to secure reliable and cost efficient power. In India, for example, 80% of the country regularly experiences black-outs and power outages for extended periods of time. There are 1.6 Billion people without access to electricity worldwide, and 400 Million in India alone, according to The Hindustan Times in a 2009 report. The need for basic necessities such as light and clean water is great. Kerosene lamps, which are highly toxic and dangerous, are a common form or indoor lighting.

The WindStream Developing Nations product line is a simple, low cost solution to this global problem. Using the same design and technology of the municipal TurboMill® or SolarMill® product, and adding a storage device can provide clean, safe and efficient lighting when the sun goes down. A low cost easily installed system can be used to light residences, charge cell phones and other battery driven devices, keep medicines cool in refrigerators, provide consistent energy for schools and other uses. and the Company believes that its products can improve the quality of life for people around the world.

To penetrate the Developing Nations market, the Company is pursuing various means to drive sales and distribution:

·	Partner with key companies in the specific regions;

·	Develop Joint Ventures;

·	Establish local manufacturing with its partners;

·	Establish distribution channels; and

·	Secure financing options through

o	Government subsidies

o	Corporate Responsibility Funding

o	Philanthropic organizations (NGO’s)

o	United Nations

o	World Bank

o	Carbon Financing (as laws become clearer)

The following is an example of a “basic package” that will be delivered as a Developing Nations product. These packages can be expanded in reaction to demand in specific nations.

First pilots underway with “Reach the Children Foundation”

deployment in Accra, Ghana – April 2012

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WindStream has established relationships, made sales and/or shipped product to the following countries:

•	Brazil

•	Peru

•	Argentina

•	India

•	Ghana

•	Kenya

•	Tanzania

•	Senegal

•	Mexico

•	Korea

•	Philippines

WindStream has already started developing the initial partnerships in the following territories:

o	Italy: HG Energy

o	India – HBL Power Systems

o	Brazil: Windforce Energia and Technologia

o	Nordic Countries: Ole Halvorsen

o	Abu Dhabi: Clean Energy Global

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Each of these distributors have an agreement with WindStream to sell a minimum number of TurboMills® and SolarMills® in which hold an exclusive, or priority interest in their respective territories. The Company is looking to expand its relationships with some of these distributors and to look for new ones in other markets. Potential distribution partners will come from the renewable energy field, solar installers, HVAC, satellite installers or any other distribution channel that has access to consumers on a 1 to 1 or B to B level.

The Company supports its distribution partners with the sale of products and ancillary equipment to insure the success of its partners and the further expansion of the sales channels. For on-grid sales channels, WindStream will provide the inverters, batteries and accessory equipment as white labeled or OEM products to enable the quick deployment of the entire system architecture. For off-grid applications the same support will be offered to our customers with the addition of providing specialized equipment for specific use cases. WindStream’ technical team had sourced a wide variety of DC powered products that will be supplied to our channel partners as OEM devices which will serve the needs of the customer and maximize the energy created by providing energy efficient DC driven devices cutting down on wasted conversion losses.

o	Low power refrigerators

o	LED Lighting

o	Water Pumps

o	Fans

o	Low Power IT equipment

Municipal Market

WindStream is marketing its products and technology solutions directly to municipalities seeking to reduce their energy costs as well as their green house gas emissions. Currently 22 states have laws mandating the reduction of green house gas emissions. WindStream is distributing products to these local governments that need to comply with state standards. This need in the marketplace provides WindStream with a large target market. In California alone, there are 478 incorporated cities. In the U.S. there are 18,443 cities and 553,000 government owned buildings.

The scalability and flexibility of our products design can be leveraged to provide power to operate systems important to municipalities required by State (or Federal) legislation to reduce GHG’s. A system of TurboMills® or SolarMills® atop a building will provide consistent, low-cost energy to power lighting, office equipment, signage and more. In many cases, WindStream is being asked to provide proposals to these municipalities and businesses as a way of assisting in their efforts to upgrade a facility to secure a higher LEED certification and demonstrate to their constituents, customers and stakeholders their commitment to sustainability.

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WindStream has targeted municipalities throughout the country as the first target market as a means of conforming to state laws and reducing GHG. In reaching these markets the Company has achieved the following:

Pilot or Full deployment programs with installation at the following sites:

•	Michigan Municipal Electric Agency (MMEA) - Installation, Spring 2013

•	Atlantic Highlands, New Jersey – November 2012

•	Upton, Indiana, All school building s and the City Community Center - November 2012

•	Ripley Elementary School, Versailles, Indiana – Installed, October 2012

As these pilot projects progress, the Company is:

·	Aggressively marketing to additional cities

·	Creating general awareness for the solution featuring the key attributes of the value proposition to municipalities and companies –

(1)	Low cost

(2)	Ease of Installation

(3)	Decentralized electrical generation

(4)	Scalable

WindStream believes that through these initiatives it will result in increased sales by the end of 2013.

Military/Government

The United States Military has announced plans to reach a “net zero” carbon policy by the year 2030. In order to achieve this goal, all branches of the military are making an effort to move to clean renewable energy platforms of all kinds. These platforms will include; solar, geothermal, biofuels and of course wind as well as other technologies. The Company believes that it is uniquely positioned to deploy its TurboMill® and SolarMill® products and play am important part in helping the military reach its goals. The near term strategy was recently publicized with the Army, Navy and Air Force each striving for 1 gigawatt of distributed, renewable energy, in the short term.

“The DOD's goal of deploying 3 gigawatts (GW) of renewable energy by 2025 is one of the largest commitments to clean energy in history. From the Air Force's recently announced project to install over $1B of distributed solar on bases and installations across the country, to the Army's new Energy Initiatives Task Force (EITF) program that plans to issue PPAs in 2012 for 2GW of power, the services are moving smartly ahead with their plans to spur the development and installation of renewable energy ranging from utility-scale projects to rooftop solar for base housing. New programs are quickly springing up to purchase renewable power for installations -- programs that will require tens of billions of dollars in private investment and finance.”

WindStream has already made significant inroads with its first installation of the TurboMill® for the National Guard. This installation was completed in May 2012 at the National Guard, Sea Girt Training Facility in New Jersey. The installation at the National Guard Base in Sea Girt was an unpaid pilot to prove the efficiency of the product. We are currently in discussion with the Sea Girt base to deploy a full installation. The issues of sole sourcing the product so that Sea Girt may purchase, without needing to publish an RFP, are being considered by the Guard. WindStream is NOT on the GSA schedule. There is no formal contract as of this date, but we believe that this installation will be followed by installations with other National Guard posts in Rhode Island, Indiana and Georgia.

TurboMills® uniquely designed for US Military uses

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Corporate Market

Corporations are aggressively exploring ways in which to adopt alternative energy solutions to supplement their traditional “on grid” acquisition of energy. They are motivated by two factors, the opportunity to reduce ever increasing energy costs, as well as the need to demonstrate a commitment to alternative energy solutions as a supplement to their on grid energy supply.

More and more, companies have used the triple bottom line as the driving factor in their public policy messaging. This adoption of a very visible alternative energy practice (TurboMills® on roof lines) will demonstrate an environmental commitment to stockholders, employees and the communities in which they do business.

As with municipalities, WindStream is marketing directly to corporations. Companies are solicited for sales by WindStream’s in house sales and marketing staff as well as via direct marketing programs to the increasingly identified position of “Director of Sustainability Practices”. Installation will be outsourced or managed by in house corporate building management departments.

Important Progress:

•	Pilot agreement in place with Entra Eiendom - Norway’s largest property owner – Installation – June 2012 - Installed

•	Pilot agreement in place with Endesa - Spain’s national utility– Installation – June 2012 - Installed

•	Pilot agreement in place with ALPRO of installations throughout Mexico – Shipped

•	Pilot agreement with Ivy Tech Collage, Lafayette, Indiana

•	Pilot installation in Atlantic Highlands, New Jersey - Installed

The Company believes that there are over 4 million commercial buildings in the U.S. alone that can benefit from the installation of the Company’s Products.

Entra Eiendom – Oslo, Norway

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Residential Market

The modular concept of our products allows considerable scalability and flexibility to leverage the power delivery solution across many different household electrical applications – from small electronic devices such as cell phone chargers, video cameras, iPods, game consoles and laptops to outdoor lighting systems or small air-conditioning units. The electricity generated by a platform of TurboMills® or SolarMills® will be transferred directly to the home grid or stored to a battery or other storage device whereby it can provide a reliable alternate power source to numerous household devices.

Depending on power needs, consumers can customize their own alternate power supply system using wind power generated from their own environment, increase hard-dollar savings by reducing the electricity costs usually paid to the local utility companies, earn tax-credits from the government, and positively impact global efforts to reduce greenhouse gas (GHG) emissions. The solution is practical and the technology is affordable, efficient, easy-to-use, easy-to-maintain, easy-to-replace, and can be used to supplement a consumer’s power need.

The Company plans to distribute our products to the consumer/residential market through the following potential channels:

•	Traditional retail partner distribution

o     Home Depot

o     Lowes

o     WalMart

o     Sears

•	Distribution through local utility companies

o    Sales are made to a local utility who then resells, installs and maintains TurboMills® for their existing customer base.

•	Establish partnerships with residential solar installers and networks

•	E-Commerce/Direct Sales through online retailers and Company’s website

o	Amazon.com

o	eBay

o	And all “green” online storefronts

WindStream believes that TurboMills® and SolarMills® can be placed on rooftops and windowsills, walls and fence lines, in gardens or patios and immediately begin supplementing a customer’s electrical needs. This “supplementation” will directly benefit the consumer with energy cost savings while reducing demand on the public electrical grid..

The installation procedures of the products are simple and efficient. We believe that as consumers see TurboMills® and SolarMills® appearing on city buildings and roadways they will be exposed to the products and purchase though a direct-sales model online and through affiliate web sites, and then move into traditional retail channels as awareness grows. We believe that this “do it yourself” model will help drive consumer uptake and drive exposure and brand awareness. The products will come with all necessary hardware for installation and hookup to the home power system Because of its small size and footprint, consumers may install TurboMills®, while not needing permits from a city planning office. The potential size of this market is enormous as there are approximately 110,000,000 homes in the United States.

Telecom Market

Communication towers in most Developing Nations all suffer from the same problem – they rely on energy that is:

•	Inconsistent

•	Unreliable

•	Expensive

•	Diesel Generated Powered

WindStream has recognized this problem and has developed an inexpensive, highly efficient solution, for generating clean renewable energy, leveraging our micro-wind technology and cost effective manufacturing capabilities. The SolarMill® will provide renewable energy to the towers’ energy storage system, significantly reducing the need for Diesel operation.

The WindStream products enable TELCO’s and Operators to dramatically lower their OPEX, increase coverage areas (rural, off-grid) and improve network reliability and up-time.

Diesel power generation systems are a well established technology with well documented parameters for fuel consumption and Operation /Maintenance cost. This depth of experience makes it relatively simple to establish schedules that will avoid fuel outages and assure maximum equipment reliability. There are more than an estimated 400,000 communication towers in India alone.

Highway Market

“Wind burst” created by vehicles passing by medians on roadways, through tunnels and over bridges can provide consistent wind power on a regular basis, and can generate an estimated 1MW for every 3 mile segment of installed Highway TurboMills®. TurboMills® set up on top of center dividers throughout the country can power highway lighting systems, call boxes, and emergency services as well as provide excess generated electricity back to the grid.

Energy harvested using natural wind currents and the “wind burst” or draft from moving vehicles can be harnessed to provide clean power to our electrical grids. This use of the TurboMills® design will not only harness the untapped energy created by a passing vehicle but also translate the fossil fuel burned in an internal combustion engine into usable electrical energy. This application is estimated to generate utility scale power with minimal cost of transmission due to the proximity and ease of grid connection from the highway.

WindStream will deploy its highway version of the TurboMill® technology in parallel with its current marketing focus of Municipalities and light industry. In doing so, the Company has secured pilot test sites that will benefit from the installation of the TurboMill® system. (see appendix) These pilot installations will enable WindStream to collect valuable data that will be used to drive additional sales and installations of this new energy platform.

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The steps needed to successfully execute this model are:

•	Develop a profile of a likely highway installation target

o	Geography

o	Political structure

o	Purchasing policy and practice

o	Existing green commitment

o	Existing green investment

o	Ability to easily engage with decision makers

o	Likelihood of funding or ability to assist in securing funding

o	Readily apparent decision process

•	Defined highway(s) (Circuito Exterior Mexiquense and Supervia Poniente, ) to be used as a pilot roadway to collect data

o	Site Analysis

o	Traffic Flow and Monitoring

o	Interaction between the TurboMill and the highway’s existing grid

•	Deploy the TurboMill® system for the specific highway to be piloted

o	Environmental challenges

o	Safety issues

o	Power off-loading considerations

•	Secure a Power Purchase Agreement (PPA) with the local utility (if needed)

Once this pilot has been undertaken and if successful, the Company will target other States, Countries, Utilities and Government institutions to market this new energy harvesting system and expand its reach and use cases. Just as vehicle draft on highways can drive TurboMills® so can vehicles in tunnels (the Chunnel-26 miles in length), subway systems, trains, and rail systems.

WindStream is currently in discussions with potential clients for this product offering focusing on two business models for its highway product:

·	Lease highway right of ways from State and Local Highway Divisions and sell the generated power to the local utilities through a Power Purchase Agreement. This model provides a huge amount of decentralized energy to utilities in the areas where it is needed most and a new revenue stream for local governments.

·	Sell TurboMills® on a “Per-Unit” basis to Departments of Transportation for use, and installation allowing the owner to sell the power created to a local utility.

There are over 4,000,000 miles of highway in the U.S. alone

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Competition

The Company competes generally with all energy suppliers and manufacturers of energy producing equipment. The Company directly competes with manufacturers and suppliers of other vertical axis wind turbine (“VAWT”) systems, such as WePower Sustainable Energy Solutions, Windside production Ltd., Mariah Power and OregonWind Inc., as well as indirectly with traditional horizontal axis wind turbine (“HAWT”) wind turbines. To a lesser extent, the Company competes with providers of solar-thermal and solar-photovoltaic energy production. A significant disadvantage for the Company is that several competitors have longer operating histories and significantly more financial resources. However, we do not believe that we have significant competition in the integrated Hybrid (wind and solar) device class.

The renewable energy market, particularly the “small wind” power generation sector, is considered to be relatively new and under-developed. Crucial elements of the competitive landscape such as definitive leadership, industry standards, competitive pricing, and customer expectations, etc. have yet to be shaped or fully defined – thus the barrier to entry is considered to be moderate and based on the ability to secure leading edge technological, operational, marketing and financial expertise.

This new emerging marketplaceprovides a unique and time sensitive opportunity for the WindStream product introduction. We believe that our key competitive advantages include:

.	First mover advantage within the small wind/micro wind market
.	Simple and straightforward solutions help reduce green house gases
.	Customers can scale power generation incrementally
.	Customers can scale investment incrementally
.	Lower cost per kWh than other products or fuel sources
.	Portability
.	Aesthetically appealing products
.	Patented technology

The modular or block unit concept is designed to be efficient and low-cost to manufacture. The Company believes that it has secured the most efficient and cost-effective means to mass-produce and market the TurboMills® and SolarMills®, in order to offer the lowest price per unit or lower cost per kWh than its competitors.

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Intellectual Property

Trademarks and Trade Secrets

We rely on a combination of trademark, copyright and trade secret laws to establish and protect our proprietary rights. We will also use technical measures, confidentiality agreements and non-compete agreements to protect our proprietary rights.

The management of WindStream recognizes the importance of a defensible position for its technology as it enters the marketplace and as such has filed for patent protection in the United States and key international markets. In October of 2009, WindStream Technologies filed its first patent applications with the United States Patent and Trademark Office (USPTO). This provisional patent covered the Company’s core invention that of a modular and scalable wind energy device. The patent application has been approved by the USPTO, August 2012.

The current approved patent: “Modular Wind Energy Unit with Simple Electrical Connections” # US 8,536,720 B2 defines the technology for interconnecting 2 or more turbines and generators in a single base and then interconnecting the units in series to create a scalable renewable energy system. This concept allows the Company a clear intellectual property advantage over competitors that are looking to design and create similar devices, maximizing and leveraging the shared components of a singular system. The intellectual property rights of the Company are being expanded upon though CIP (Continuation In Part) filings further extending the scope of coverage.

The provisional patent was followed by Utility filings as well as international coverage through the Patent Cooperation Treaty. (PCT) The Company has subsequently filed unique applications in the following markets:

•	European Union

•	Brazil

•	Peru

•	India

•	Australia

•	Korea

•	Japan

In addition to its core patent filing the Company is preparing additional applications further protecting the technology and the manufacturing processes that have been developed as a means of driving down cost and improving the quality of the products. The additional patent protection will cover the Turbine geometry, Turbine manufacturability, Generator design and manufacturability, electronic control circuitry as well as surround the existing technologies and application with impediments to our competition.

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Employees

The Company currently has 18 full-time employees. The Company considers its employee relations to be good, and to date has not experienced a work stoppage due to a labor dispute. None of the Company’s employees are represented by a labor union. For further information see section 5.02 below.

Wind and Solar Resources

Wind and Solar resource information is available for almost every region and country in the world and has proven to be very accurate for the estimation of the power generated from a deployment of the WindStream products. This information can be gained from many sources and WindStream has chosen to use data that has been compiled by the National Renewable Energy Lab (NREL) (www.nrel.gov) Typically, WindStream looks for countries with a mean wind speed of greater than 5m/s and a solar resource in excess of 4 kWh’s a day. If both of these parameters are met, coupled with a cost of energy greater than $0.20 kWh than the return on the investment, without government incentives, will be well under the desired 10 year payback period most consumers, commercial property owners and government/municipalities are looking for.

Properties

The Company maintains its principal office at 819 Buckeye Street, North Vernon, Indiana 47265, pursuant to a lease entered into effective August 1, 2011. The Company’s current office and manufacturing space consists of approximately 50,000 square feet and is believed to be suitable and adequate to meet current business requirements.

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RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We are a new entrant into the small wind turbine industry without profitable operating history.

Our operating subsidiary, WindStream, has been in existence for approximately five years. Our limited operating history means that there is a high degree of uncertainty in our ability to: (i) develop and commercialize our products; (ii) achieve market acceptance of our products; (iii) respond to competition; or (iv) operate the business, as management has not previously undertaken such actions as a company. Additionally, even if we do implement our business plan, we may not be successful. No assurances can be given as to exactly when, if at all, we will be able to recognize profits high enough to sustain our business. We face all the risks inherent in a new business, including the expenses, difficulties, complications, and delays frequently encountered in connection with conducting operations, including capital requirements. Given our limited operating history, we may be unable to effectively implement our business plan which would result in a loss of your investment.

We expect to derive our future revenues from sales of our systems, however, the realization of these revenues is highly uncertain. We continue to devote substantial resources to expand our sales and marketing activities, further increase manufacturing capacity, and expand our research and development activities. As a result, we expect that our operating losses will increase and that we may incur operating loss. The Company’s ability to achieve profitability depends upon many factors, including its ability to develop and commercialize products. There can be no assurance that the Company will ever achieve any significant revenues or profitable operations.

If we cannot establish and maintain relationships with distributors, we may not be able to increase revenues. .

In order to increase our revenues and successfully commercialize our systems, we must establish and maintain relationships with our existing and potential distributors. A reduction, delay or cancellation of orders from one or more significant distributors could significantly reduce our revenues and could damage our reputation among our current and potential customers. We have signed three distribution agreements throughout the United States and international locations. The agreements have no termination penalties and not all of the distributors are currently active.

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We do not have sufficient cash on hand. If we do not generate sufficient revenues from sales among other factors, we will be unable to continue our operations.

We estimate that within the next 12 months we will need substantial cash and liquidity for operations, and we do not have sufficient cash on hand to meet this requirement. Although we are seeking additional sources of debt or equity financings, there can be no assurances that we will be able to obtain any additional financing. We recognize that if we are unable to generate sufficient revenues or obtain debt or equity financing, we will not be able to earn profits and may not be able to continue operations.

There is limited history upon which to base any assumption as to the likelihood that we will prove successful, and we may not be able to continue to generate enough operating revenues or ever achieve profitable operations. In the event that we are not able to secure financing, we may have to scale back our development plans or cease operations.

Raising needed capital in the future may be difficult as a result of our limited operating history.

When making investment decisions, investors typically look at a company’s historical performance in evaluating the risks and operations of the business and the business’s future prospects. Our limited operating history makes such evaluation and an estimation of our future performance substantially more difficult. As a result, investors may be unwilling to invest in us or such investment may be on terms or conditions which are not acceptable. If we are unable to secure such additional finance, we may need to cease operations.

RISKS RELATED TO THE COMPANY

There is serious doubt regarding our ability to continue as a going concern.

WindStream has a history of recurring losses from operations and has an accumulated deficit of $3,174,205 as of March 31, 2013. Management is unable to predict if and when we will be to generate positive cash flow. As a result, there is substantial doubt about our ability to continue as a going concern. Our plan regarding these matters is to raise additional debt and/or equity financing to allow us the ability to cover our current cash flow requirements and meet our obligations as they become due. There can be no assurances that financing will be available or if available, that such financing will be available under favorable terms. In the event that we are unable to generate adequate revenues to cover expenses and cannot obtain additional financing in the near future, we may seek protection under bankruptcy laws.

If we are unable to raise sufficient capital, we may not be able to pay our key suppliers.

Our ability to pay key suppliers on time will allow us to effectively manage our business. Currently we have a large outstanding liability with our product manufacturer that is inhibiting us from receiving additional units at this time. In addition, we have other large outstanding accounts payable with key suppliers that may inhibit the Company from receiving system product in the future.

If we experience quality control problems or supplier shortages from component suppliers, our revenues and profit margins may suffer.

Our dependence on third-party suppliers for components of our systems involves several risks, including limited control over pricing, availability of materials, quality and delivery schedules. Any quality control problems or interruptions in supply with respect to one or more components or increases in component costs could materially adversely affect our customer relationships, revenues and profit margins.

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International expansion will subject us to risks associated with international operations that could increase our costs and decrease our profit margins.

International operations are subject to several inherent risks that could increase our costs and decrease our profit margins including:

- reduced protection of intellectual property rights;

- changes in foreign currency exchange rates;

- changes in a specific country’s economic conditions;

- trade protective measures and import or export requirements or other restrictive actions by foreign governments; and

- changes in tax laws.

Increases in the cost and restrictions on the availability of raw materials could adversely affect our financial results.

Our products include rare materials such as Neodymium. The availability or cost of such commodities may fluctuate widely due to government policy and regulation. To the extent that any of the foregoing or other unknown factors increase the prices of such commodities or materials and we are unable to increase our prices or adequately hedge against such changes in a manner that offsets such changes, the results of its operations could be materially and adversely affected. Similarly, if supplier arrangements and relationships result in increased and unforeseen expenses, our financial results could be materially and adversely impacted.

Higher energy costs and other factors affecting the cost of producing, transporting, and distributing our products could adversely affect our financial results.

Rising fuel and energy costs may have a significant impact on the cost of operations, including the manufacture, transportation, and distribution of products. Fuel costs may fluctuate due to a number of factors outside of our control, including government policy and regulation and weather conditions. Additionally, we may be unable to maintain favorable arrangements with respect to the manufacturing costs of our products as a result of the rise in costs of procuring raw materials and transportation by our manufacturers. This may result in increased expenses and negatively affect operations.

Our inability to protect our patents and proprietary rights in the United States and foreign countries could materially adversely affect our business prospects and competitive position

Our success depends on our ability to obtain and maintain patent and other proprietary-right protection for our technology and systems in the United Stated and other countries. We may rely on a combination of patent, trademark, copyright and trade secret laws to establish and protect our proprietary rights. We will also use technical measures, confidentiality agreements and non-compete agreements to protect our proprietary rights. We may however not be able to secure significant protection for service marks or trademarks that we obtain. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights. Our inability to protect our intellectual property from others may impede our brand identity and could lead to consumer confusion.

If we cannot effectively increase and enhance our sales and marketing capabilities, we may not be able to increase our revenues.

We need to further develop our sales and marketing capabilities to support our commercialization efforts. If we fail to increase and enhance our marketing and sales force, we may not be able to enter new or existing markets. Failure to recruit, train and retain new sales personnel, or the inability of our new sales personnel to effectively market and sell our systems, could impair our ability to gain market acceptance of our systems.

We rely on key personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our success depends in large part upon the abilities and continued service of our executive officers and other key employees, particularly Mr. Daniel Bates, President, Mr. Ryan Keating, Chief Financial Officer, and Mr. Travis Campbell, Chief Operating Officer. There can be no assurance that we will be able to retain the services of such officers and employees. Our failure to retain the services of our key personnel could have a materially adverse effect on our business. In order to support our projected growth, we will be required to effectively recruit, hire, train and retain additional qualified management personnel. Our inability to attract and retain the necessary personnel could have a materially adverse effect on our business.

We may not be able to effectively control and manage our growth, which would negatively impact our operations.

If our business and markets grow and develop it will be necessary for us to finance and manage expansion in an orderly fashion. We may face challenges in managing the expansion of our business and in integrating any acquired businesses with our own. Such eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy increased demands could interrupt or adversely affect our operations and cause administrative inefficiencies.

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We may be unable to successfully execute our identified business opportunities or other business opportunities that we determine to pursue.

We currently have a limited corporate infrastructure. In order to pursue business opportunities, we will need to continue to build our infrastructure and operational capabilities. Our ability to do any of these successfully could be affected by any one or more of the following factors:

•	our ability to raise substantial amounts of additional capital if needed to fund the implementation of our business plan;

•	our ability to execute our business strategy;

•	the ability of our products to achieve market acceptance;

•	our ability to manage the expansion of our operations and any acquisitions we may make, which could result in increased costs, high employee turnover or damage to customer relationships;

•	our ability to attract and retain qualified personnel;

•	our ability to manage our third party relationships effectively; and

•	our ability to accurately predict and respond to the rapid market changes in our industry and the evolving demands of the markets we serve.

Our failure to adequately address any one or more of the above factors could have a significant impact on our ability to implement our business plan and our ability to pursue other opportunities that arise.

Our technology competes against other small wind turbine technologies. Competition in our market may result in pricing pressures, reduced margins or the inability of our systems to achieve market acceptance.

We compete against several companies seeking to address the small wind turbine market. We may be unable to compete successfully against our current and potential competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance. The current level of market penetration for small wind turbines is relatively low and as the market increases, we expect competition to grow significantly. Our competition may have significantly more capital than we do and as a result, they may be able to devote greater resources to take advantage of acquisition or other opportunities more readily. Many of our competitors have been in business for a significantly longer period of time than we have and have learned manufacturing techniques which can aid in efficiently producing their products. Additionally, many of these companies have successfully acquired a loyal customer base that would be difficult for us to compete with. Such customers may be unwilling to purchase our products due to brand loyalty or uncertainty in the highly competitive market in which we compete.

Inability to Maintain Quality Control

All of our manufacturing is outsourced. Although we have entered into supply agreements specifying certain minimum acceptable quality standards, there is no assurance that our current quality assurance procedures will be able to effective monitor compliance. Additionally, in the event that we expand our operations and increase our output volume, including securing additional manufacturers, there is no assurance that we will be able to adequately maintain quality controls or that our current process is scalable.

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RISKS RELATED TO THE STOCK

You will experience dilution of your ownership interest because of the future issuance of additional shares of our common stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an unlimited number of shares of capital stock pursuant to Wyoming law.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock are trading.

Our common stock is considered a penny stock, which may be subject to restrictions on market ability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the SEC that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Our executive officers and directors will continue to beneficially own the majority of our outstanding Common Stock.

As of the date of this Report, our executive officers and directors beneficially own approximately 31% of our outstanding common stock, including approximately 29% of our outstanding shares that are beneficially owned by our chief executive officer and sole director, Daniel Bates. As a result, our chief executive officer may have substantial influence over all matters submitted to shareholders for approval.

We do not expect to pay dividends.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend. If the Company does not pay dividends, the Company’s common stock may be less valuable because a return on an investor’s investment will only occur if the Company’s stock price appreciates.

There has been a limited trading market for our Common Stock which may impair your ability to sell your shares.

It is anticipated that there will be a limited trading market for the Common Stock on the NASD’s Over-the-Counter Bulletin Board. The lack of an active market will impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market will also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using Common Stock as consideration.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our Common Stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

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Management’s Discussion And Analysis Of Financial Condition AND Plan Of Operations

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “we believe,” “management believes” and similar language. Except for the historical information contained herein, the matters discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this Current Report are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this Current Report, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this Current Report on Form 8-K.

Basis of Presentation

The following management’s discussion and analysis is intended to provide additional information regarding the significant changes and trends which influenced our financial performance for the quarters ended March 31, 2013 and 2012, and the years ended December 31, 2012 and 2011. This discussion should be read in conjunction with the audited financial statements and notes as set forth in this Report.

The comparability of our financial information is affected by our acquisition of WindStream in May of 2013. For further discussion of the acquisition see note 1 of the financial statements.

Overview

WindStream has designed and manufactures a patented small-wind and hybrid (wind and solar) renewable energy device that is suitable for on or off grid installations in the urban or rural setting. The Company operates its 50,000 sq. ft. facility in North Vernon, Indiana. It has recently secured an Export Insurance Policy from the Export Import Bank of the United States, (EXIM) allowing it to offer financing terms to its overseas buyers. The company is actively marketing and selling its products to customers all over the world.

Plan of Operations

WindStream has identified 2 significant markets for the sale of its products in the near term:

1. Areas of the world where energy is inconsistent or non-existent (e.g., India, Africa, Latin America, Asia)

2. Areas of the world where energy costs are high

These two drivers present a majority of the world’s population and as such the Company is finding great success in penetrating these markets with its highly efficient, low cost devices. The Company is setting up distribution partnerships with key companies and individuals in these markets in order to more quickly establish a presence and generate revenue from these territories.

Revenues

We generate substantially all of our net sales from the sale of small wind and hybrid products, the TurboMill and SolarMill respectively.

Cost of Sales

Our cost of sales includes the cost of raw material and components such as stamped metal parts contained in the turbine blades and generator housings, injection molded components and electronic circuitry and other components. Other items contributing to our cost of sales are the direct assembly labor and manufactured overhead from our component suppliers. Overall, we currently expect our cost of sales per unit to decrease as we ramp production lots in the future to meet the product demands from our customers.

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Gross Profit

Gross profit is affected by numerous factors, including our average selling prices, distributor discounts, foreign exchange rates, and our manufacturing costs. Another factor impacting gross profits is the ramp of production going forward. As a result of the above, gross profits may vary from quarter to quarter and year to year.

Research and Development.

Research and development expense consists primarily of salaries and personnel-related costs and the cost of products, materials and outside services used in our process and product research and development activities.

Selling, General and Administrative

Selling, general and administrative expense consists primarily of salaries and other personnel-related costs, professional fees, insurance costs, travel expense, other selling expenses as well as share based compensation expense relating to stock options.  We expect these expenses to increase in the near term, both in absolute dollars and as a percentage of net sales, in order to support the growth of our business as we expand our sales and marketing efforts, improve our information processes and systems and implement the financial reporting, compliance and other infrastructure required by a public company.  Over time, we expect selling, general and administrative expense to decline as a percentage of net sales as our net sales increase.

Use of Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our audited consolidated financial statements, which have been prepared in accordance with U.S. GAAP.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, net sales and expenses and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates, including those related to inventories, intangible assets, income taxes, warranty obligations, marketable securities valuation, derivative financial instrument valuation, end-of-life collection and recycling, contingencies and litigation and share based compensation.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Recent Developments

.	ACC Limited, South Asia’s largest cement manufacturer. PILOT APPROVED. 2-3 MW’s are now being planned for commercial deployment

.	WindStream Technologies, India established July 2013 - Multiple MW projects being negotiated India - BBNL – government project to bring internet connectivity to rural India. 250,000 WIFI hotspots being deployed.

.	Jamaica – product to be distributed and installed by the Jamaican Utility Company, JPS Co. – PILOT APPROVED

.	EXIM Bank Export Insurance Policy in place

.	New distribution agreements being formalized

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Results of Operations for the three months ended March 31, 2013 and 2012   The following table sets forth the summary income statement for the three months ended March 31, 2013 and 2012:

	Three Months Ended
	March 31, 2013	March31, 2012

Sales	$356,749	$85,040
Gross Profit (Loss)	$129,301	$(37,751)
Operating Expenses	$309,196	$987,752
Other (Expense)	$(39,321)	$(20,618)
Net Loss	$(219,216)	$(1,046,121)

For the three months ended March 31, 2013 and 2012, the Company reported a net loss of $219,216 and $1,046,121, respectively. The change in net loss between the three months ended March 31, 2013 and 2012 was primarily attributable to a reduction in engineering and back office staff as the products went through final review and testing.

Sales - Net sales for the three months ended March 31, 2013, were $356,749, compared to $85,040 for the three months ended March 31, 2012. This resulted in an increase of approximately $271,709 or 320% from the comparable period. The increase in sales is primarily a result of the products being manufacturing-ready and the operations being able to support the Company’s sales efforts.

Sales are continuing to grow at the pace seen in the Quarter ending March 31, 2013 and accelerating though sales relationships and current pilot customers that have gone or are going to commercial invoice. The quarter ending referenced above we sales made to new customers that wanted to test the products. Many of these customers have held successful trials and have committed to ordering more product. The new sales will eclipse the sales forecast originally defined in the Company’s proforma.

Current sales forecast have 2000 units going to a pilot customer in India, ACC Limited to help them comply with government mandated carbon reduction. BBNL will be purchasing units for the deployment of broadband hot spots throughout rural India. JPS will be expanding its sales efforts and channels throughout the Caribbean. Peru will be purchasing units for a government sponsored rural electrification project. Unit volumes and time lines for delivery are currently being discussed.

Gross Profit/Loss - During the three months ended March 31, 2013, our gross profit as a percentage of sales was 36%, compared to a gross loss as a percentage of sales of 44% for the three months ended March 31, 2012. This increase in gross profit percentage is primarily attributable to the manufacturing efficiencies of the Company’s manufacturing processes and lower cost of its Bill of Materials.

Operating Expenses–

Research and Development – We had no Research and Development expenses for the three months ended March 31, 2013, as compared to $654,253 for the three months ended March 31, 2012. The decrease resulted from reduced research and development spending due to the completion of most of the development efforts associated with the Company’s products.

General and Administrative Expenses -   General and Administrative Expenses for the three months ended March 31, 2013, were $309,196, which was a slight decline from similar expenses of $333,499 for the three months ended March 31, 2012.

Total Operating expenses for the three months ended March 31, 2013, was $309,196, as compared to $987,752 for the three months ended March 31, 2012. The $678,556 decrease is primarily attributable to the Company scaling back its operating costs as it worked out the final product and process changes to the products.

Other Expense - Other expense for the three months ended March 31, 2013, was $39,321, as compared to $20,618 for the three months ended March 31, 2012. The increase is primarily attributable to the Company ramping up its Sales and Marketing efforts in key markets.

Results of Operations for the years ended December 31, 2012 and 2011

The following table sets forth the summary income statement for the year ended December 31, 2012 and 2011:

	Year ended
	December 31, 2012	December 31, 2011
Sales	$237,237	$-0-
Gross Loss	$(191,137)	$-0-
Operating Expenses	$(2,706,629)	$2,700,017)
Other Income	$433,748	$918,707
Net Loss	$(2,464,018)	$(1,781,310)

For the year ended December 31, 2012 and 2011, the Company reported a net loss of $2,464,018 and $1,718,310, respectively. The change in net loss between the year ended December 31, 2012 and 2011 was primarily attributable to the increase of it Research and Development expenses, the establishing of the Company’s manufacturing facilities and the acquisition of the needed tooling to begin production.

Sales   Net sales for the year ended December 31, 2012, were $237,237, compared to $0 for the year ended December 31, 2011. The increase in sales is primarily a result of the Company having a product that was fully tested and ready for sales and deployment.

Gross Loss - During the year ended December 31, 2012, our gross loss as a percentage of sales was 80%. We had no sales or gross profit/loss for the year ended December 31, 2011. This increase in gross loss percentage is primarily attributable to the Company beginning to manufacture its products as it came out of the R&D phase of its operations.

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Operating Expenses–

Research and Development – We had Research and Development expenses for the year ended December 31, 2013 of $1,181,094, as compared to $1,627,132 for the year ended December 31, 2012. The declinewas the result of slowing research and development spending as we moved to completion of our primary development efforts associated with the Company’s products.  We completed these research and development efforts during 2012.

General and Administrative Expenses -   General and Administrative Expenses for the year ended December 31, 201 2 , were $1,525,535, as compared to $1,072,885 for the year ended December 31, 201 1 . The increase is primarily attributable to the expense for various consultants who received stock in lieu of cash.

Total Operating expenses for the year ended December 31, 2012, was $2,706,629, as compared to $2,700,017 for the year ended December 31, 2011.

Other Income - Other income for the year ended December 31, 2012, was $433,748, as compared to $918,707 for the year ended December 31, 2011. The decrease is primarily attributable to a decline in the State of Indiana employment training credits that were initially awarded to the Company in 2010 and lower grant income in 2012.

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at March 31, 2013 compared to December 31, 2012:

	As of
	March 31, 2013	December 31, 2012	Increase/(Decrease)
Current Assets	$666,583	$401,695	$264,888
Current Liabilities	$3,363,583	$2,843,476	$520,107
Working Capital	$(2,697,000)	$(2,441,781)	$(255,219)

As of March 31, 2013, we had negative working capital of $2,697,000, which was relatively stable period to period as compared to negative working capital of $2,441,781 as of December 31, 2012.

Net cash used for operating activities for the three months ended March 31, 2013 and 2012 was $17,875 and $768,900, respectively. The increase in cash used in operating activities was primarily related to the sale of products in the first year of the Company’s sales activities and additional equity investments.

Net cash used for operating activities for the years ended December 31, 2012 and 2011 was $1,367,781 and $1,410,438, respectively. The increase in cash used in operating activities was primarily related to the net losses from operations which resulted from higher development spending during these two periods prior to the ramp up of sales and related costs as well as the growth of working capital, including inventory, accounts receivable and accounts payable and accrued liabilities.

Net cash in all investing activities for the three months ended March 31, 2013 was $531 as compared to $35,131 for the three months ended March 31, 2012. The Company made no material expenditures for fixed assets during the three months ended March 31, 2013, but purchased machinery and equipment during the three months ended March 31, 2012.

Net cash in all investing activities for the years ended December 31, 2012 and 2011 was $27,055 and $340,733, respectively. The increase in cash from investing activities was primarily related to purchases of machinery and equipment used in the production of the Company’s products.

Net cash obtained through all financing activities for the three months ended March 31, 2013, was $141,000, as compared to $610,000 for the three months ended March 31, 2012. The change was due to proceeds from short debt and proceeds from related party debt offset by repayments of related party debt and the proceeds from the issuance of Series A preferred stock.   Net cash obtained through financing activities for the years ended December 31, 2012 and 2011 was $1,192,750 and $1,650,000, respectively. The change in cash from financing activities was primarily due to proceeds from short debt and proceeds from related party debt offset by repayments of short term debt and related party debt and the proceeds from the long term note payable with the City of North Vernon.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future if it does not receive the anticipated additional funding, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes and lines of credit. Since the date of the share exchange pursuant to the Share Exchange Agreement, the Company has raised $550,000 through convertible note and warrant issuances, and an additional approximately $1.27 million through the issuance of approximately 9 million shares of common stock together with three-year warrants to purchase approximately 1.6 million shares at $0.25 per share and approximately 3.0 million shares at $0.50 per share. The Company anticipates that it will need approximately $3-5 million more in additional financing over the next twelve months in order to fully effectuate management’s growth plans and to sustain the Company’s existence. In addition to the debt and equity financing described above, the Company may need to incur additional liabilities with certain related parties. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all. In that event, the Company would be required to change its growth strategy and seek funding on that basis, if at all.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

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Recent Accounting Pronouncements

There are no recent accounting pronouncements that are expected to have an effect on the Company’s financial statements.

Critical Accounting Policies

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

We believe the following critical accounting policies and procedures, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Inventories - Inventories are primarily raw materials. Inventories are valued at the lower of, cost as determined on a first-in-first-out (FIFO) basis, or market. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. Management writes down the inventories to market value if it is below cost. Management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required. Costs of raw material inventories include purchase and related costs incurred in bringing the products to their present location and condition.

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Revenue recognition - Sales revenue consists of amounts earned from customers through the sale of its primary products, the TurboMill and the SolarMill, power generation devices, which use alternative energy sources, primarily wind, to generate electricity. The Company also provides accessory products in support of these devices in the form of mounting equipment, data collection/monitoring equipment, batteries, inverters and various wiring solutions and accessories.

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition and records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) the product is delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability of the related customer receivable is reasonably assured.

Grant income stems from the company’s participation in local and state manufacturing incentive programs

Cost of goods sold - Cost of goods sold consists primarily of raw materials, utility and supply costs consumed in the manufacturing process, manufacturing labor, depreciation expense and direct overhead expenses necessary to manufacture finished goods as well as warehousing and distribution costs such as inbound freight charges, shipping and handling costs, purchasing and receiving costs.

Stock-Based Compensation - The Company accounts for stock-based compensation in accordance with ASC Topic 718, “Accounting for Stock-Based Compensation" established financial accounting and reporting standards for stock-based employee compensation. It defines a fair value based method of accounting for an employee stock option or similar equity instrument. The Company accounts for compensation cost for stock option plans in accordance with ASC 718. The Company accounts for share based payments to non-employees in accordance with ASC 505-50 “Accounting for Equity Instruments Issued to Non-Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.

The Company recognizes all forms of share-based payments, including stock option grants, warrants and restricted stock grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest.

Share based payments, excluding restricted stock, are valued using a Black-Scholes option pricing model. Share based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Stock based compensation expenses are included in cost of goods sold or Selling, general and administrative expenses, depending on the nature of the services provided, in the Statement of Operations.

When computing fair value of share based payments, the Company has considered the following variables:

● The risk-free interest rate assumption is based on the U.S. Treasury yield for a period consistent with the expected term of the option in effect at the time of the grant.

● The Company has not paid any dividends on common stock since its inception and does not anticipate paying dividends on its common stock in the foreseeable future.

● The expected warrant term is the life of the warrant..

● Given the Company is privately held, expected volatility was benchmarked against similar companies in a similar industry.

● The forfeiture rate is based on the historical forfeiture rate for the Company’s unvested stock options, which was 0%.

Related parties - A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Off Balance Sheet Arrangements:

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

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MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding the members of our board of directors and our executive officers as of the date of this report:

Name	Age	Position
Dan Bates	55	Chief Executive Officer and Chairman of the Board of Directors
Travis Campbell	37	Chief Operating Officer
Ryan Keating	40	Chief Financial Officer

The business address of our officers and directors is c/o WindStream Technologies, 819 Buckeye Street, North Vernon, Indiana 47265. Set forth below is a summary description of the principal occupation and business experience of each of our directors and executive officers for at least the last five years.

A brief biography of our CEO and sole director is more fully described in Item 5.02, which is incorporated herein by reference.

David Worrall was the Chief Executive Officer and sole director of the Company until his resignation effective May 22, 2013.

During the past five years none of our officers and directors has been involved in any legal proceedings that are material to an evaluation of their ability or integrity as director or an executive officer of us, and none of them have been affiliated with any company that been involved in bankruptcy proceedings.

Our Board of Directors

Our directors hold office until the next annual meeting of our shareholders or until their successors are duly elected and qualified. There have been no material changes to the procedures by which stockholders can nominate directors.

The Company has not adopted a written code of ethics.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our Board comprised of a majority of “independent directors,” nor is our sole director considered to be independent under the definition of independence used by any national securities exchange or any inter-dealer quotation system.

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Leadership Structure

Our chairman of the board of directors also serves as our chief operating officer. Our board of directors does not have a independent director. Our board of directors has determined that its leadership structure is appropriate and effective in light of the limited number of individuals in our management team and that we currently only have one director. Our board of directors believes having a single individual serve as both chairman and chief executive officer provides clear leadership, accountability and promotes strategic development and execution as our company executes our strategy. Our board of directors also believes that there is a high degree of transparency among the board of directors and company management.

Risk Management

Our board of directors oversees the risk management of our company and each of our subsidiaries. Our board of directors regularly reviews information provided by management in order for our board of directors to oversee the risk identification, risk management and risk mitigation strategies. Our board considers, as appropriate, risks among other factors in reviewing our strategy, business plan, budgets and major transactions.

Committees of Our Board of Directors

The Board of Directors has no nominating, or compensation committee, and does not have an “audit committee financial expert”. Our board of directors currently acts as our audit committee. There are no family relationships among members of management or the Board of Directors of the Company.

Director Nomination Process

In evaluating director nominees, our board of directors will consider, among others, the following factors:

Integrity

Independence

Diversity of viewpoints and backgrounds

Extent of experience

Length of service

Number of other board and committee memberships

Leadership qualities

Ability to exercise sound judgment

The Company is currently seeking additional members for its board of directors.

Compensation Committee Interlocks and Insider Participation

The Company does not currently have a compensation committee.

Employment Agreements

Section 5.02(e) is hereby incorporated by reference.

DIRECTOR COMPENSATION

Currently our directors serve without compensation.

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EXECUTIVE COMPENSATION

WindStream Summary Compensation

The following table sets forth information for WindStream’s most recently completed fiscal year concerning the compensation of Daniel Bates, our Chief Executive Officer (“CEO”) and all other executive officers of Company during the most recently completed fiscal years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)

Dan Bates, CEO	2012	$123,076	--	--	$123,076
	2011	$170,384	--	--	$170,384

Ryan Keating, CFO	2012	$50,000	--	--	$50,000
	2011	$50,000	--	--	$50,000
				--
Travis Campbell, COO	2012	$62,115	$111,374		$173,489
	2011	$39,230	--	--	$39,230

Aggregated Option Exercises and Fiscal Year-End Option Value Table

There were no stock options exercised since the date of inception of the Company through the date of this Current Report on Form 8-K by the executive officers named in the Summary Compensation Tables.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options, as well as the exercise prices and expiration dates thereof, as of December 31, 2012.

Name	Number of Securities underlying Unexercised Options (#) Exercisable (1)	Number of Securities underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date

Travis Campbell, COO	12,500	-	$$0.90	January 9, 2022

(1)	The fair value of these options was estimated at the date of grant, January 9, 2012 using the Black-Scholes option-pricing model. See Footnote 11 for a listing of assumptions used in the valuation.

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Option Plan

The Company also reserved 4,800,000 shares for issuance under non-qualified options to certain employees and consultants in July 2013, but such options will not issued subject to a written plan.

In addition, we may to issue stock options pursuant to a Stock Option Plan in the future. Such stock options may be awarded to management, employees, members of the Company’s Board of Directors and consultants of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDPENDENCE

PRE-CLOSING PRINCIPAL STOCKHOLDERS

The following table provides the names of each person known to us to own more than 5% of our outstanding shares of common stock as of December 31, 2012, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possesses sole voting and investment power with respect to the shares shown.

Name	Number of Shares Beneficially Owned	Percent of Class
Maurice and Judy Deschamps	36,000,000	96%

All Executive Officers and Directors as a group (1)	0	0%

(1)	The Company’s former CEO/CFO, David Worrall served as the legal representative for these shareholders. These shares were cancelled as of May 22, 2013.

POST-CLOSING PRINCIPAL STOCKHOLDERS

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of September 27, 2013, including shares issuable pursuant to convertible debt obligations, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possesses sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner(1)	Shares (2)	Shares Underlying Convertible Securities (2)	Total Percent of Class

Dan Bates, CEO	17,342,980	2,750,000	26%
Ryan Keating, CFO		1,103,280	1.5%
Travis Cambell, COO		1,596,840	2%
All executive officers and directors as a group	17,342,980	5,450,120	29.5%
Blue Sky Projects LLC	3,935,720	—	5%
John Owen	4,206,785	—	6%

* Less than one percent.

(1) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is WindStream Technologies, Inc., 819 Buckeye Street, North Vernon, Indiana 47265.

(2) Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There are approximately 77 million shares of common stock issued and outstanding as of September 27, 2013.

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DESCRIPTION OF SECURITIES

General

The Company is authorized to issue an unlimited number of shares of capital stock pursuant to Wyoming law.

As of August 16, 2013, we had approximately 75 million shares of common stock issued and outstanding. There are approximately 60 beneficial owners of our common stock.

Each share of common stock shall have one (1) vote per share for all purpose. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for purposes of electing members to our board of directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

As of August 16, 2013, there are outstanding warrants to purchase (a) 2.7 million shares of our common stock at $0.25 per share, (b) 1.55 million shares of our common stock at $0.50 per share and (c) 140,000 shares of our common stock at $0.05 per share.

Options

As of August 16, 2013, there are outstanding options granted by WindStream to purchase an aggregate of 205,000 shares of WindStream common stock (the Company has adopted such options and upon exercise, shares of Company common stock will be issuable at the exchange rate referenced in the New Share Exchange Agreement, or 1:25.808). Approximately 13.4 million shares of Company common stock are reserved for the options to be exercised in the future under WindStream’s stock option plan. In addition, 4.8 million shares of our common stock have been reserved for issuance under options issuable by the Company.

Trading Market

While there is no established public trading market for our common stock, our common stock is quoted on the OTC Markets OTCQB, under the symbol “SOLH”.

The market price of our Common Stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our Common Stock, regardless of our actual or projected performance.

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Transfer Agent and Registrar

The transfer agent of our common stock is OTC Stock Transfer, Inc., telephone number 801-272-7272.

Penny Stock Regulations

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our Common Stock, when and if a trading market develops, may fall within the definition of penny stock and be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 individually, or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

Dividend Policy

Any future determination as to the declaration and payment of dividends on shares of our Common Stock will be made at the discretion of our board of directors out of funds legally available for such purpose. We are under no contractual obligations or restrictions to declare or pay dividends on our shares of Common Stock. In addition, we currently have no plans to pay such dividends. Our board of directors currently intends to retain all earnings for use in the business for the foreseeable future. See “Risk Factors.”

Equity Compensation Plan Information

Currently, there is no equity compensation plan in place.

LEGAL PROCEEDINGS

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

In addition, there are no material proceedings to which any affiliate of our Company, or any owner of record or beneficially of more than five percent of any class of voting securities of our Company, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. Currently there are no legal proceedings pending or threatened against us. We are not currently involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations.

There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our common stock, any of our subsidiaries or of our Company’s or our Company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

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RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to Item 3.02 of this Current Report on Form 8-K for a description of recent sales of unregistered securities, which is hereby incorporated by reference.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The directors and officers of the Company are indemnified as provided by the Wyoming corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

On June 1, 2013, WindStream entered into subscriptions agreements with five accredited investors for the issuance of convertible promissory notes in the aggregate principal amount of $550,000. The notes bear interest at 8% and are due on June 1, 2014. A default interest rate equal to 12% will apply in the event of default. The notes may be pre-paid at any time. The notes are convertible at any time prior to payment in full at the sole option of the holders thereof into shares of common stock at a conversion price of $0.25 per share. The conversion price will adjust in the event of stock dividends, splits and the like. Events of default include failure to make timely payments of principal or interest and certain events of bankruptcy and insolvency. In addition, warrants were issued together with the notes entitling the holders to purchase up to an aggregate of 1.6 million shares of common stock of the Company at $0.25 per share. The accompanying warrants are exercisable until June 30, 2106. The exercise price will adjust in the event of stock dividends, splits and the like. The warrants may be exercised for cash only. Piggy-back registration rights were are also granted with respect to the warrant shares. The proceeds of the note and warrant offering was used by the company for general working capital purposes. There was no prior affiliation between the company and the note holders. Each note holder is an accredited investor, as such term is defined in the Securities Act.

On June 1, 2013, WindStream entered into subscriptions agreements with five accredited investors for the issuance of convertible promissory notes in the aggregate principal amount of $550,000, which are convertible into shares of common stock of the Company at $0.25 per share, and warrants entitling the holder to purchase up to an aggregate of 1.6 million of shares of common stock of the Company at $0.25 per share. The notes bear interest at 8% and are due in one year.

The above descriptions of the notes and the warrants do not purport to be complete and are qualified in their entirety by reference to the notes and the warrants, which are attached here to as Exhibit 4.1 and Exhibit 4.2 to this Current Report on Form 8-K, respectively.

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Prior to the Original Share Exchange, Opco entered into a consulting agreement with 9595 Wilshire Group Inc. for financial advisory and merger and acquisition consulting services, including making introductions to a public vehicle for the share exchange transaction, and making introductions to potential merger and acquisition targets. In exchange for such services, the consultant was issued approximately 3.86 million shares of common stock in May 2013, prior to the Closing Date. The amount of such shares was determined by Opco. The Company honored Opco’s obligation under the agreement to issue shares, but the consulting agreement is no longer in effect and has no continuing payment obligations.

We entered into a consulting agreement with Caro Capital on April 30, 2013, of the provision of investor and public relations services. In consideration of such services, we issued to the consultant 500,000 shares of common stock for a nominal price. No other consideration is payable and we do not believe that this agreement is material to the Company.

On July 4, 2013, the Company entered into subscription agreements with an accredited investor for the issuance of 5 million shares of common stock at $0.05 per share, for an aggregate purchase price of $250,000.

On July 30, 2013, the Company entered into subscription agreements with an accredited investor for the issuance of 1.4 million shares at $0.25 per share together with warrants to purchase 1.4 million shares at $0.50 per share for an aggregate purchase price of $350,000.

On July 31, 2013, the Company entered into subscription agreements with an accredited investor for the issuance of 400,000 shares at $0.25 per share together with warrants to purchase 100,000 shares at $0.50 per share for an aggregate purchase price of $100,000.

On August 5, 2013, the Company entered into subscription agreements with an accredited investor for the issuance of 200,000 shares at $0.25 per share together with warrants to purchase 50,000 shares at $0.50 per share for an aggregate purchase price of $50,000.

On August 13, 2013, the Company entered into subscription agreements with an accredited investor for the issuance of 800,000 shares at $0.25 per share together with warrants to purchase 200,000 shares at $0.50 per share for an aggregate purchase price of $200,000.

On or about August 30, 2013, the Company entered into subscription agreements with three (3) accredited investors for the issuance of 920,000 shares at $0.25 per share together with warrants to purchase 830,000 shares at $0.50 per share for an aggregate purchase price of $230,000.

On September 6, 2013, the Company entered into subscription agreements with three accredited investors for the issuance of 320,000 shares at $0.25 per share together with warrants to purchase 320,000 shares at $0.50 per share for an aggregate purchase price of $80,000.

On September 11, 2013, the Company entered into subscription agreements with an accredited investor for the issuance of 36,000 shares at $0.25 per share together with warrants to purchase 36,000 shares at $0.50 per share for an aggregate purchase price of $9,000.

These securities were not registered under the Securities Act. These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) of the Securities Act since the Conventions Shareholders agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

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Item 4.01 Changes in Registrant’s Certifying Accountant.

“(a) Dismissal of Independent Registered Public Accounting Firm

On October 25, 2013, our board of directors dismissed Malone Bailey, LLP (“Malone Bailey”), as the Company’s independent registered public accounting firm. Malone Bailey had been preciously retained on May 16, 2013.

Malone Bailey’s report on the financial statements for the fiscal years ended December 31, 2012 and 2011, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle, other than for a going concern.

During the fiscal the years ended December 31, 2012 and 2011, and in the subsequent interim period through October 25, 2013, the date of dismissal of Malone Bailey, there were no disagreements with Malone Bailey on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Malone Bailey, would have caused them to make reference to the subject matter of the disagreements in its reports on the financial statements for such year. During the fiscal years ended December 31, 2012 and 2011, and in the subsequent interim period through October 25, 2013, the date of dismissal of Malone Bailey, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

We have provided a copy of the above disclosures to Malone Bailey and requested Malone Bailey to provide it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not Malone Bailey agrees with the above disclosures. A copy of Malone Bailey’s response letter will be filed by amendment.

Previously, on August 12, 2013, our board of directors dismissed Weinberg & Company, P.A. (“Weinberg”), as our independent registered public accountant.

Weinberg’s report on the financial statements for the fiscal years ended June 30, 2012 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle, other than for a going concern.

During the fiscal the year ended June 30, 2012, and for the period May 28, 2008 (inception) to June 30, 2012, and in the subsequent interim period through August 12, 2013, the date of dismissal of Weinberg, there were no disagreements with Weinberg on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Weinberg, would have caused them to make reference to the subject matter of the disagreements in its reports on the financial statements for such year. During the fiscal years ended June 30, 2012 and 2011, and in the subsequent interim period through August 12, 2013, the date of dismissal of Weinberg, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

We have provided a copy of the above disclosures to Weinberg and requested Weinberg to provide it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not Weinberg agrees with the above disclosures. A copy of Weinberg’s response letter is attached hereto as Exhibit 16.1.

(b) New Independent Registered Public Accounting Firm

On October 25, 2013, our board of directors approved the engagement of Hartley Moore Accountancy Corporation (“Hartley Moore”), as the Company’s new independent registered public accounting firm.

During the fiscal years ended December 31, 2012 and 2011, and the subsequent interim period prior to the engagement of Hartley Moore, the Company has not consulted Hartley Moore regarding (i) the application of accounting principles to any specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report was provided to the registrant or oral advice was provided that the new accountant concluded was an important factor considered by the registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(o)(1)(iv)) or a reportable event (as defined in Item 304(a)(1)(v)).

Item 5.01 Changes in Control of Registrant.

As explained more fully in Item 1.01, in connection with the Share Exchange Agreement by and among the Company, WindStream and certain shareholders of WindStream (the “WindStream Shareholders”). Pursuant to the Share Exchange Agreement, the Company agreed to exchange the outstanding common and preferred stock of WindStream held by the WindStream Shareholders for shares of common stock of the Company on approximately a 1:25.80 basis. At the Closing Date there were approximately 955,000 shares of WindStream common stock and 581,961 shares of WindStream preferred stock outstanding. In addition, shares issuable under outstanding options and warrants of WindStream will be exercisable into shares of common stock of the Company, pursuant to the terms of such instruments. The shares of WindStream common stock and preferred stock, will be exchanged for approximately 39.7 million new shares of the Company common stock, par value of $0.001 per share. Also approximately 13.4 million shares will be reserved for options to be exercised in the future under the WindStream stock option plan. At the Closing, the Company had approximately 24 million shares of common stock issued outstanding and no preferred stock. At of the Closing, the holders of the majority shares of common and preferred stock of WindStream exchanged their shares into a majority of the shares of the then issued and outstanding shares of the Company’s common stock.

As a result of the Share Exchange Agreement and the other transactions contemplated thereunder, WindStream is now a majority owned subsidiary of the Company.

The above description of the New Share Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Exchange Agreement, which is attached here to as Exhibit 2.2 to this Current Report on Form 8-K.

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of Chief Executive Officer and Director

Effective on the Closing Date, Mr. David Worrall resigned as Chief Executive Officer and as a member of the Board. Mr. Worrall’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Chief Executive Officer and Director

Effective on the Closing Date, Mr. Dan Bates was appointed as the Company’s Chief Executive Officer and as a member of the Board. Our board subsequently appointed Ryan Keating as our Chief Financial Officer and Travis Campbell as our Chief Operating Officer. A discussion of our officers’ relevant business experience follows.

Dan Bates, Chief Executive Officer and Chairman of the Board, age 55

Mr. Bates, age 55, combines over 20 years of experience in the technology sector. Since 2008, Mr. Bates has served as President and CEO of WindStream Technologies, Inc., an alternative energy company focused on developing renewable energy products for urban and rural settings. Prior to joining WindStream, Mr. Bates was President of Avant Interactive, an Internet video company providing interactive video technology to television networks, advertising agencies and video publishers, from 2001 to 2006.

The Board believes that Mr. Bates’ extensive senior management experience and entrepreneurship will be a significant factor in the Company’s growth as a leader in the renewable energy sector.

Travis Campbell, Chief Operating Officer, age 37

Mr. Campbell has over 15 years of work experience in the private and public sectors, and extensive executive management experience in municipal government, international operations, business development, and finance. Mr. Campbell began his professional career as Executive Director of the Jennings County Economic Development Commission where he developed and provided financial incentive packages to international companies as an effort to promote job growth, trade, and capital investment in the local community. His work in Economic Development served as the foundation for his growth into business development and international operations. While working for private companies such as Toyota Automatic Loom Works, LTD. and Ota Heavy Industries, LTD., he led operational teams and established global counterweight production in China, Japan, North America, and Europe. During his tenure at TAL/OTA, he was tasked with managing the U.S. sales market and generated the majority of the company’s revenue. In 2005, Mr. Campbell explored his interest as an entrepreneur and built a $30 million brokerage and logistics company. Mr. Campbell holds a Bachelor of Arts Degree in Political Science and Economics from Butler University.

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Ryan Keating, Chief Financial Officer, age 40

Mr. Keating has over 15 years experience in the financial leadership, strategic planning and business management environment - almost exclusive focus in technology and medical device industries. Mr. Keating began his professional career as an investment advisor at Morgan, Lockwood & Sym in Boston, MA in 1994 and was a senior associate at PriceWaterhouseCoopers in San Francisco from 1997-1999. In 2000, he joined Salomon Smith Barney in San Francisco, CA as an analyst. Also in 2000, Mr. Keating founded the Keating Consulting Group, where he assists companies through strategic or expansionary financial and business endeavors as interim CFO, including financial/cash management and operational controls, business plan generation, strategic mergers and acquisition advisory, financial projections and scenario simulation, competitive environment analysis, investor presentations, company valuation, business development, and fund raising efforts. His consulting group also provides controller, accounting, bookkeeping and human resource consulting. Mr. Keating holds a Bachelor of Science Degree in Business Administration from the Boston University School of Management.

Family Relationships

None of our officers have a family relationship with any of the other current officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Family Relationships

None.

EMPLOYMENT AGREEMENTS OF THE EXECUTIVE OFFICERS

We currently have no employment agreements with executive officers.

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Item 5.03 Change in Fiscal Year.

On August 1, 2013, the Board approved a change of the Company’s fiscal year end from June 30 to December 31. This change was effectuated in connection with the share exchange transaction described in Item 1.01 above.

Item 9.01 Financial Statement and Exhibits.

(a) Financial Statements of Business Acquired. The Audited Financial Statements of Windstream, are filed as Exhibit 99.2 to this Current Report on Form 8-K and are incorporated herein by reference.

(d) Exhibits. Exhibit No. Description

Exhibit No.	Description

2.1	Form of Rescission Agreement, effective as of May 22, 2013, by and among Windaus Global Energy, Inc., a Wyoming corporation, Windaus Global Energy, Inc., a Canadian corporation (“OpCo”), and Maurice and Judy Dechamps, the sole shareholders of OpCo, who are represented by David Worrall (as filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on May 23, 2013).

2.2	Form of Share Exchange Agreement, effective as of May 22, 2013, by and among Windaus Global Energy, Inc., WindStream Technologies, Inc. and the shareholders of WindStream Technologies, Inc. (as filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on May 23, 2013).

3.1	Certificate of Continuation (as filed as Exhibit 3.4 to the Company’s Current Report on Form 8-K/A, filed on February 14, 2013).

3.2	Memorandum and Articles of Association (as filed as Exhibit 3 to the Company’s Registration Statement on Form F-1, file number 333-152294, filed on July 11, 2008).

3.3	Resolution amending Memorandum (as filed as Exhibit 3.2 to the Company’s Form 10-12G, filed on June 13, 2012).

3.4	Amended and Restated Articles of Incorporation of WindStream Technologies, Inc. (as filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on May 23, 2013).

3.5	Amended and Restated Bylaws of WindStream Technologies, Inc. (as filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on May 23, 2013).

4.1	Form of Convertible Promissory Note (as filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on May 23, 2013).

4.2	Form of Warrant (as filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on May 23, 2013).

10.1	Form of distribution agreement with HG Energy.*

10.2	Form of distribution Agreement with Jamaica Public Service Company.*

16.1	Letter from Weinberg & Co. (filed as Exhibit 16.1 to the Company’s Current Report on 8-K, filed on September 5, 2013).

17.1	Resignation Letter of David Worrall (as filed as Exhibit 17.1 to the Company’s Current Report on Form 8-K, filed on May 23, 2013).

99.2	Financial statements for the six months ended June 30, 2013 and Audited financial statements for the fiscal years ended December 31, 2012 and December 31, 2011*

(as filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K/A, filed on October 2, 2013).

* Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Windaus Global Energy, Inc.

Date: November 1, 2013	By:	/s/ Daniel Bates
Name: Daniel Bates
Title: Chief Executive Officer

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